SUB-ITEM 77K Changes in Registrants certifying accountants

On July 7, 2017, Ernst & Young LLP (Ernst & Young) resigned as the Funds independent registered public accounting firm. During the Funds two most recent fiscal years ended April 30, 2016 and 2017, Ernst
& Youngs reports on the Funds financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Funds two most recent fiscal years ended
April 30, 2016 and 2017 and the interim period commencing May 1, 2017 and ending July 7, 2017, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Funds two most recent fiscal years and the subsequent interim period ended July 7, 2017, there were no events of the kind described in Item 304(a)
(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934.

On September 26, 2017, the Fund, by actions of its Audit Committee and Board of Directors, including a majority of the members of the Board of Directors who are not interested persons of the Fund (as that term is defined in the Investment Company Act of 1940, as amended), selected Cohen & Co, Ltd (Cohen) as the independent registered public accounting firm to audit the Funds financial statements for the fiscal year ending April 30, 2018. During the Funds two most recent fiscal years ended April 30, 2016 and 2017 and the subsequent interim period ended September 25, 2017, neither the Fund nor anyone on its behalf has consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events
(as described in paragraph (a)(1)(v) of said Item
304).

The Fund has requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the statements contained above. A copy of the letter from Ernst & Young to the Securities and Exchange Commission is filed as an exhibit hereto.